SCHEDULE 14A INFORMATION
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
PRA INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRA INTERNATIONAL
12120 SUNSET HILLS ROAD
SUITE 600
RESTON, VIRGINIA 20190

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2005
To our stockholders:
      You are invited to attend the 2005 Annual Meeting of Stockholders of PRA International to be held at the Hyatt Regency, located at 1800 Presidents Street, Reston, Virginia 20190, on June 21, 2005, at 2:00 P.M., local time, for the following purposes:

1. electing the Class I members of the Board of Directors of the Company;

2. ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3. acting upon such other matters as may properly come before the annual meeting or any adjournments thereof.
      The foregoing matters are described in more detail in the accompanying Proxy Statement. In addition, financial and other information about PRA International is contained in the accompanying Annual Report to Stockholders for the fiscal year ended December 31, 2004.
      The Board of Directors has fixed the close of business on April 29, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the meeting. Consequently, only holders of our common stock of record on the transfer books of the Company at the close of business on April 29, 2005 will be entitled to notice of and to vote at the meeting.
      We have enclosed a postage-prepaid envelope for that purpose. If you attend the annual meeting, you may vote in person even if you have already returned a proxy.
      For admission to the meeting, all stockholders should come to the stockholder check-in table. Those who own shares in their own names should provide identification and have their ownership verified against the list of registered stockholders as of the record date. Those who have beneficial ownership of stock through a bank or broker must bring account statements or letters from their banks or brokers indicating that they owned PRA International common stock as of April 29, 2005. In order to vote at the meeting, beneficial owners of stock must bring legal proxies, which they can obtain only from their brokers or banks.

By order of the board of directors:

Patrick K. Donnelly
President and CEO
Reston, Virginia
April 29, 2005
YOUR VOTE IS IMPORTANT
Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope.

PROXY STATEMENT

       The 2005 annual meeting of stockholders of PRA International, a Delaware corporation, will be held at the Hyatt Regency, located at 1800 Presidents Street, Reston, Virginia 20190, on June 21, 2005, at 2:00 P.M. local time. Copies of this proxy statement and the accompanying proxy, which are being solicited by our board of directors, are being mailed on or about May 15, 2005 to holders of record of our common stock, par value $.01 per share as of April 29, 2005.
VOTING SECURITIES
Record Date; Outstanding Shares; Shares Entitled to Vote
      Our board of directors has fixed the close of business on April 29, 2005 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 22,177,743 shares of common stock issued and outstanding held by approximately 100 stockholders of record.
      Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the annual meeting and any adjournments or postponements of that meeting.
Quorum and Vote Required
      The presence, in person or by duly executed proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the annual meeting is required in order to constitute a quorum. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.
      If a quorum is present, a plurality of votes properly cast at the annual meeting will be required to (1) elect the Class I members of the board of directors and (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Voting; Proxies; Revocation
      Shares of our common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked prior to or at the annual meeting, will be voted at the annual meeting, and at any adjournments, continuations or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy will be voted “FOR” the election of the two nominees for Class I directors and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. Proxies are being solicited on behalf of our board of directors.
      Anyone who executes a proxy may revoke it at or before the annual meeting by:

•	delivering to our corporate secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy;

•	duly executing, dating, and delivering a subsequent proxy to our corporate secretary; or

•	attending the annual meeting and voting in person.

      Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190, Attention: Managing Attorney. If your shares are held in a brokerage account, you must follow your broker’s instructions to revoke a proxy.
Abstentions and Broker Non-Votes
      An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock.
Proxy Solicitation
      We are soliciting proxies from our stockholders for our annual meeting. We will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for these services.
Business; Adjournments
      We do not expect that any matter other than the proposals presented in this proxy statement will be brought before the annual meeting. However, if other matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.
      If a quorum is not present at the annual meeting, it may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting which might have been transacted at the annual meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Company does not currently intend to seek an adjournment of the annual meeting.
PROPOSAL 1:
ELECTION OF DIRECTORS
      Our board of directors currently comprises six members divided into three classes. Each year the stockholders will elect the members of each class to a three-year term of office.
      The term of office of the Class I directors expires at this year’s annual meeting, the term of office of the Class II directors expires at the 2006 annual meeting, and the term of office of the Class III directors expires at the 2007 annual meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office.

      The following table lists our directors and the classes in which they will serve as of the date of this proxy statement:

Class I	Class II	Class III
(Term Expiring 2005)	(Term Expiring 2006)	(Term Expiring 2007)

Patrick K. Donnelly Robert J. Weltman	Jean-Pierre L. Conte Armin Kessler	Melvin D. Booth Robert E. Conway
      Our board of directors has approved the nomination of Patrick K. Donnelly and Robert J. Weltman as Class I directors for election at the annual meeting to serve until the annual meeting of stockholders in the year 2008 (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office). Jean-Pierre L. Conte, Armin Kessler, Melvin D. Booth and Robert E. Conway are not standing for re-election at the annual meeting.
      The board of directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the board of directors.
      Nominees for election to the board of directors shall be elected by a plurality of votes properly cast at the annual meeting. The board of directors recommends that you vote “FOR” all of the election of the nominees.
      Set forth below are the names and other information pertaining to the board’s nominees and other directors whose terms of office will continue after the annual meeting:

		First Year
		Elected
Name	Age	Director	Position

CLASS I
Patrick K. Donnelly	47	1994	President, Chief Executive Officer, and Director
Robert J. Weltman	39	2001	Director
CLASS II
Jean-Pierre L. Conte	41	2001	Chairman
Armin Kessler	67	2005	Director
CLASS III
Melvin D. Booth	59	2004	Director
Robert E. Conway	51	2004	Director
      Melvin D. Booth, Director. Melvin D. Booth is currently on the investment committee of MedImmune Ventures, Inc. He was a director of MedImmune, Inc. from November 1998 until March 2005 and served as its president and chief operating officer from October 1998 through December 2003. Prior to joining MedImmune, Inc., Mr. Booth was president, chief operating officer, and a member of the board of directors of Human Genome Sciences, Inc. Mr. Booth is currently a board member of Focus Diagnostics, Inc., Millipore Corporation, NovaScreen Biosciences Corporation, Prestwick Pharmaceuticals, Inc. and Ventria Bioscience. Mr. Booth graduated with honors and holds an honorary Doctor of Science degree from Northwest Missouri State University. He is a Certified Public Accountant. Mr. Booth currently serves as chairman of our audit committee.
      Jean-Pierre L. Conte, Chairman. Jean-Pierre L. Conte is currently chairman, managing director, and limited partner of Genstar Capital, L.P., the manager of Genstar Capital Partners III, L.P., a private equity limited partnership. Mr. Conte joined Genstar in 1995. Prior to joining Genstar, Mr. Conte was a principal for six years at the NTC Group, Inc., a private equity investment firm. He has served as a director, chairman of the board, and a member of the compensation committee of PRA since 2001. He has also served as a director and member of the compensation committee of BioSource International, Inc. since 2000, and interim chairman, then chairman, of BioSource’s board of directors since 2001. Mr. Conte has also served as a director and member of the compensation committee of North American Energy Partners, Inc. since 2003. Mr. Conte has also served as a member of the Management Committee of AP Enterprises Holdings, LLC since May 2004. He is currently the chairman of the board of directors of Altra Industrial Motion, Inc. since December 2004. He is also a director of Propex Fabrics, Inc. since December 2004. Mr. Conte holds an M.B.A. from Harvard University and a B.A. from Colgate University. Mr. Conte currently serves as chairman of our nominating and corporate governance committee and is also on the compensation committee.
      Robert E. Conway, Director. Robert E. Conway is currently the chief executive officer of Array BioPharma Inc., which he joined in November 1999. Prior to joining Array BioPharma, Mr. Conway was the chief operating officer and executive vice president of the Clinical Trials Division of Hill Top Research, Inc., which he joined in 1996. Mr. Conway serves on the boards of directors of Array BioPharma and DEMCO, Inc. Mr. Conway received a B.S. in accounting from Marquette University and an M.B.A. from the University of Cincinnati, and is a Certified Public Accountant. Mr. Conway currently serves as chairman of our compensation committee and is on both the audit and nominating and corporate governance committees.
      Patrick K. Donnelly, President, Chief Executive Officer, and Director. Patrick K. Donnelly joined us in 1994, serving first as an outside board member and then as executive vice president and chief financial officer in 1996. In 2001, Mr. Donnelly was named PRA’s president and chief operating officer, and subsequently, chief executive officer in 2002. Before joining PRA, Mr. Donnelly was president of Virginia Capital L.P. and Vedcorp, LLC, two affiliated venture capital firms located in Richmond, Virginia. Mr. Donnelly also spent eight years with BancBoston Capital. Mr. Donnelly received his M.B.A. from Pennsylvania State University in 1984 and received his B.A. from the University of Missouri in 1980.
      Armin Kessler, Director. Armin Kessler is an experienced global pharmaceutical and biotech industry executive. Prior to his retirement in 1995, Mr. Kessler held many executive positions at Hoffman-LaRoche AG, including chief operating officer and head of the pharmaceutical division. Mr. Kessler also held executive positions at Sandoz, and has been a member of the board of directors of Genentech and Syntex, as well as the president of the European Federation of Pharmaceutical Industry Associations. He became a director of PRA in January 2005 and currently is also a director of Spectrum Pharmaceuticals, Gen-Probe Incorporated, and The Medicines Company. Mr. Kessler received a B.S. from the University of Pretoria, South Africa, a B.S. from the University of Cape Town, a J.D. from Seton Hall University, and an Honorary Doctorate of Business Administration from University of Pretoria, South Africa. Mr. Kessler qualified as a U.S. patent attorney in 1972. Mr. Kessler currently serves on both our compensation and nominating and corporate governance committees.
      Robert J. Weltman, Director. Robert J. Weltman is currently a managing director of Genstar Capital, L.P., the manager of Genstar Capital Partners III, L.P., a private equity limited partnership. Mr. Weltman joined Genstar in 1995. Prior to joining Genstar, from 1993 to 1995, he was an associate with Robertson, Stephens & Company, an investment banking firm. From 1991 to 1993, he worked for Salomon Brothers Inc. as a financial analyst. He has served as a director of PRA since 2001 and of BioSource International, Inc. since 2000. Mr. Weltman has also served as a director of American Pacific Enterprises, LLC since May 2004, Woods Equipment Company, LLC since June 2004, and AXIA Health Management, LLC since December 2004. Mr. Weltman holds an A.B. in chemistry from Princeton University. Mr. Weltman currently serves on our audit committee.
Board Organization and Meetings
      Our board of directors held eight meetings during 2004. Each incumbent board member has attended every board meeting during the board member’s tenure on the board of directors, and each member of a committee of the board has attended at least 75% of the committee’s meetings during the committee member’s tenure on the committee. All directors are expected to attend each meeting of the board and the committees on which he serves and are also encouraged to attend the annual meeting of stockholders.
      Stockholders who wish to communicate directly to our board of directors may direct their communications to our corporate secretary, James C. Powers, PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190. Such communications, or summaries of them, will be provided to the board of directors for its review. Any stockholder communications to the board of directors should be sent to the board in care of the secretary.
      The standing committees of the board of directors are the audit committee, the compensation committee and the nominating and corporate governance committee.
      The audit committee currently comprises Mr. Booth, who serves as chairman, Mr. Conway, and Mr. Weltman. From January 2004 until November 2004, our audit committee comprised Mr. Weltman and Richard F. Hoskins. Mr. Hoskins resigned as a director in November 2004. The audit committee met two times during 2004. The audit committee and the board of directors have adopted a charter for the audit committee, setting forth the structure, powers and responsibilities of the committee. A copy of the audit committee charter is attached as Exhibit A to this proxy statement. Under the charter, the audit committee comprises at least three members appointed by the board of directors, each of whom satisfies the requirements of financial literacy. In addition, our board of directors has determined that Mr. Booth and Mr. Conway are independent directors within the meaning of applicable Nasdaq listing requirements. Our audit committee has determined that Mr. Booth is an audit committee financial expert as that term is defined under the Securities Exchange Act of 1934. Under the audit committee charter, the responsibilities of the committee include:

•	annually reviewing and recommending to the board of directors the selection of independent registered public accounting firm;

•	reviewing and discussing with management significant accounting matters;

•	discussing with our independent registered public accounting firm the conduct of the audit, the adequacy and effectiveness of our accounting and financial controls, and applicable requirements regarding auditor independence;

•	approving our audited financial statements to be included in our annual report on Form 10-K; and

•	pre-approving all audit and non-audit services and fees associated with our independent registered public accounting firm.
      The compensation committee currently comprises Mr. Conway, who serves as chairman, Mr. Kessler, and Mr. Conte. From January 2004 until November 2004, our compensation committee comprised Messrs. Conte and Weltman. The committee met three times during 2004. The compensation committee is responsible for:

•	recommending to the board of directors salaries, bonuses, and other forms of compensation for our executive officers, including stock options, restricted shares, and other forms of equity compensation;

•	considering and adopting changes in our compensation structure as applicable to all non-executive officer employees, including salaries and benefits;

•	recommending to the board of directors changes in director compensation; and

•	performing such other duties and exercising such other authority as may be assigned from time to time to the committee by the board of directors.
      The nominating and corporate governance committee comprises Mr. Conte, who serves as chairman, Mr. Kessler, and Mr. Conway. Our board formed the nominating and corporate governance committee in November 2004. In addition, the board has determined that Mr. Kessler and Mr. Conway are independent directors within the meaning of applicable Nasdaq listing requirements. The board has adopted a charter, available on our web site at www.prainternational.com, governing the activities of the nominating and corporate governance committee. The nominating and corporate governance committee has the authority to recommend persons for nomination to stand for election to our board of directors. In recommending potential candidates for election to the board of directors, the committee may consider, among other factors the committee deems appropriate, personal and professional integrity, business judgment, experience in management and in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. The nominating and corporate governance committee will also consider appropriate stockholder suggestions for director nominees, although we have not adopted formal procedures for stockholders to nominate persons to serve as directors.
OTHER INFORMATION
Executive Officers
      Set forth below is certain information with respect to the persons who are currently serving as executive officers of the Company. Biographical information on Mr. Donnelly is included under “Proposal 1: Election of Directors.”

David W. Dockhorn, Ph.D., Executive Vice President of Global Clinical Operations
      David W. Dockhorn, Ph.D., was named executive vice president of global clinical operations in 2004. He joined PRA in 1997 as the vice president of operations and regional director of the Lenexa, Kansas operations and in 2001 was named senior vice president of clinical trials services of North American clinical operations for PRA. Prior to that, he served as senior vice president for the Lenexa, Kansas regional office and San Diego, California operations. Previously, he worked for International Medical Technical Consultants, Inc., or IMTCI, a CRO which was acquired by PRA in 1997. Dr. Dockhorn received his Ph.D. in neuroscience from Texas Tech University.

Erich Mohr, Ph.D., Executive Vice President and Chief Scientific Officer
      Erich Mohr, Ph.D., RPsych, joined PRA in 2002 as executive vice president and chief scientific officer with the acquisition of CroMedica International Inc. Dr. Mohr co-founded CroMedica in 1995, and served as chief executive officer at the time of the acquisition. Dr. Mohr was the scientific director of the Institute of Mental Health Research, and previously the associate director of research for the Royal Ottawa Hospital. Dr. Mohr earned his Ph.D. in neuropsychology in 1982 and M.S. in neuropsychology in 1980, both from the University of Victoria, British Columbia, Canada. Also in British Columbia, Canada, Dr. Mohr became certified as a registered psychologist, with a specialization in neuropsychology. In 1977, Dr. Mohr received a bachelor’s degree in psychology and in 1976 he received a B.S. in chemistry/biology, both from the University of the Pacific.

James C. Powers, Executive Vice President of Worldwide Business Development and Secretary
      James C. Powers is executive vice president of worldwide business development and secretary of PRA. Mr. Powers joined PRA in 1988 as vice president and general manager. He became president of North American operations in 1992 and was named executive vice president of worldwide business development in 1996. Prior to joining us, Mr. Powers was vice president at University Technology Corporation from 1985 to 1988. From 1973 to 1985, Mr. Powers worked at Clairol, Inc. Mr. Powers received a B.S. in Administration and Management Science from Carnegie Mellon University in 1973.

J. Matthew Bond, Senior Vice President, Chief Financial Officer, Assistant Treasurer, and Assistant Secretary
      J. Matthew Bond joined PRA as vice president-finance and accounting in 2001, and was appointed senior vice president and chief financial officer of PRA in 2002. Before joining PRA, Mr. Bond worked as vice president for a division of Marriott International, Inc. since 1997. He also spent 11 years with a major public accounting firm. Mr. Bond is a Certified Public Accountant and holds a B.S. in business from Wake Forest University. He is a board member of Concept Interiors, Inc.

Ken Newport, Senior Vice President of Worldwide Business Development
      Ken Newport joined PRA in 2002 as senior vice president of business development, prior to which he was president and co-founder of CroMedica. Mr. Newport established an accounting firm in 1986 and practiced as a Chartered Accountant until 1996. Mr. Newport is a Chartered Accountant who holds a Masters of Accounting degree from the University of Waterloo. Mr. Newport is a board member of Zelos Therapeutics Inc. and the Ottawa Life Sciences Council.

Monika Pietrek, M.D., Ph.D., Senior Vice President of Global Medical and Safety Services
      Monika Pietrek, M.D., Ph.D., joined PRA in 1996 as the director of safety management services and in 2004 was named senior vice president of global medical and safety services. Since 1999, she served as vice president for the Mannheim, Germany operations. Dr. Pietrek received her M.D. and Ph.D. from University of Frankfurt, Germany and her M.Sc. in epidemiology from the London School for Hygiene & Tropical Medicine, London, United Kingdom.

Bruce A. Teplitzky, Senior Vice President of Strategic Business Development
      Bruce A. Teplitzky was named senior vice president of strategic business development in 2003. He joined PRA in early 1996 as vice president of operations and regional director. In 2000, he was promoted to senior vice president of clinical operations. In 2002, he became senior vice president of global business development. Prior to joining PRA, Mr. Teplitzky worked for Stuart Pharmaceuticals (now AstraZeneca), and at Corning Besselaar. Mr. Teplitzky earned his M.M.S. in clinical microbiology at the Emory University School of Medicine. He received his B.S. from Emory University in biologic sciences.

William (Bucky) Walsh, III, Senior Vice President of Business Services and Strategic Programs
      William (Bucky) Walsh, III, joined PRA in 1985, and was named senior vice president of business services in 2003. Mr. Walsh has been with PRA for more than 20 years, and has held numerous positions, including program analyst, director of systems and information technology, and vice president of systems management. While at PRA in 1991, Mr. Walsh earned an M.B.A. from James Madison University. In 1980, Mr. Walsh graduated with a B.A. from the University of Virginia.

Security Ownership of Directors and Executive Officers
      The following table sets forth as of March 15, 2005, certain information with respect to the beneficial ownership of the Company’s common stock by each beneficial owner of more than 5% of the Company’s voting securities, each director and each named executive officer, and all directors and executive officers of the Company as a group, except as qualified by the information set forth in the notes to this table. As of March 15, 2005, there were 22,376,195 shares of the Company’s common stock outstanding.

	Shares
	Beneficially
	Owned(1)	Percent(2)

Named Executive Officers
Patrick K. Donnelly(3)	668,262	2.79%
David W. Dockhorn(4)	279,126	1.16%
Erich Mohr(5)	688,023	2.87%
James C. Powers(6)	576,399	2.40%
Bruce A. Teplitzky(7)	165,103	0.69%
Directors
Jean-Pierre L. Conte(8)	8,908,458	37.16%
Melvin D. Booth	0	0%
Robert E. Conway	0	0%
Armin Kessler(9)	30,448	0.13%
Robert J. Weltman(10)	0	0%
All Directors and Executive Officers as a Group (14 persons)	11,929,206	49.76%
Beneficial Owners of 5% or More of the Outstanding Common Stock of PRA International
Genstar Capital III, L.P.(11)	8,908,458	37.16%
Caisse de depot et Placement du Quebec(12)	1,668,248	6.96%

(1)	Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 15, 2005 and not subject to repurchase as of that date. Shares issuable pursuant to options and warrants are deemed outstanding for calculating the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person.

(2)	For purposes of this table, the number of shares of common stock outstanding as of March 15, 2005 is deemed to be 22,376,195.

(3)	Includes options exercisable for 368,736 shares.

(4)	Includes options exercisable for 121,526 shares.

(5)	Includes options exercisable for 48,000 and 313,613 shares owned by Shelley Mohr, Dr. Mohr’s spouse.

(6)	Includes options exercisable for 198,000 shares.

(7)	Includes options exercisable for 72,971 shares.

(8)	Includes 8,599,620 shares owned by Genstar Capital Partners III, L.P. and 308,838 shares owned by Stargen III, L.P. Mr. Conte is the chairman, a managing director, and a limited partner of Genstar

Capital, L.P., the manager of Genstar Capital Partners III, L.P. Mr. Conte is a limited partner of Stargen III, L.P. Mr. Conte is a managing member of Genstar III GP LLC, which is the sole general partner of Genstar Capital III, L.P., which is the sole general partner of each of Genstar Capital Partners III, L.P. and Stargen III, L.P. In such capacity, Mr. Conte may be deemed to beneficially own shares beneficially held by Genstar Capital Partners III, L.P. and Stargen III, L.P., but disclaims such beneficial ownership.

(9)	Includes 15,224 shares owned by Ann Kessler, Mr. Kessler’s spouse.

(10)	Mr. Weltman is a limited partner of Genstar Capital III, L.P., which is the sole general partner of each of Genstar Capital Partners III, L.P. and Stargen III, L.P. Mr. Weltman is a limited partner of Stargen III, L.P. Mr. Weltman does not directly or indirectly have or share voting or investment power over the shares beneficially held by Genstar Capital Partners III, L.P. or Stargen III, L.P.

(11)	Includes 8,599,620 shares owned by Genstar Capital Partners III, L.P., of which Genstar Capital III, L.P. is the sole general partner, and 308,838 shares owned by Stargen III, L.P., of which Genstar Capital III, L.P. is the sole general partner. The address of these stockholders is c/o Genstar Capital, L.P., Four Embarcadero Center, 19th Floor, San Francisco, CA. The natural persons who have investment or voting power for the shares owned by Genstar Capital III, L.P. are Jean-Pierre L. Conte, Richard D. Paterson, and Richard F. Hoskins.

(12)	Excludes 806,195 shares attributable to this stockholder’s limited partnership interest in Genstar Capital Partners III, L.P., for which the stockholder does not have investment or voting power. The address of this stockholder is 1000 Place Jean-Paul-Riopelle, Montreal, Quebec H2Z 2B3. The natural persons who have investment or voting power for the shares owned by Caisse de depot et Placement du Quebec are determined pursuant to a delegation of authority to specified individuals adopted by its board of directors.
Securities Authorized for Issuance Under Equity Compensation Plans
      The following table sets forth certain information with respect to our compensation plans, all of which have been approved by our stockholders, under which equity securities of the Company are authorized for issuance.

Number of Securities	Weighted-Average	Number of Securities
to be Issued Upon	Exercise Price of	Remaining Available for Future Issuance
Exercise of Outstanding Options,	Outstanding Options,	Under Equity Compensation Plans (Excluding
Warrants and Rights(a)	Warrants and Rights(b)	Securities Reflected in Column(a))(c)

3,398,981	$8.46 per share	2,023,738
Board of Directors Compensation
      Under our director compensation policy, non-employee directors who are not affiliated with Genstar receive in cash:

Annual retainer	$35,000
Meeting attendance fee (board or committee)
Attendance in person	$1,500
Attendance by telephone	$750
Audit committee chairman fee	$15,000
Other committee chairman fee	$10,000
      In addition, non-employee directors who are not affiliated with Genstar will receive an initial award of options exercisable for 40,000 shares of common stock and an additional award of options exercisable for 10,000 shares after each year of service. We also reimburse directors for their reasonable expenses incurred in connection with attending board and committee meetings.
      Our board of directors has determined that Messrs. Booth, Conway, and Kessler are independent directors within the meaning of applicable Nasdaq listing requirements. Messrs. Booth and Conway currently serve on the audit committee and Messrs. Conway and Kessler currently serve on the compensation committee and the nominating and corporate governance committee. Mr. Donnelly is employed by PRA and is not separately compensated for his service as director.
Executive Compensation

Summary Compensation
      For the year ended December 31, 2004, the following table sets forth information concerning the compensation of our chief executive officer and our four other most highly compensated officers, the five of whom are considered our named executive officers for reporting purposes.
SUMMARY COMPENSATION TABLE

						Long Term
						Compensation
		Annual Compensation				Awards

				Other Annual		Securities
				Compensation		Underlying
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)		Options (#)

Patrick K. Donnelly	2004	315,000	217,757	472,261	(2)	90,000
President, Chief Executive Officer, and	2003	243,333	181,250	16,893	(3)	—
Director
David W. Dockhorn	2004	222,500	84,870	195,967	(4)	50,000
Executive Vice President of Global	2003	204,375	75,000	20,173	(5)	—
Clinical Operations
Erich Mohr(6)	2004	284,266	109,776	78,442	(7)	50,000
Executive Vice President and Chief	2003	240,539	116,697	16,911	(8)	—
Scientific Officer
James C. Powers	2004	199,375	128,421	283,345	(9)	50,000
Executive Vice President of Worldwide	2003	194,458	75,000	32,348	(10)	—
Business Development and Secretary
Bruce A. Teplitzky	2004	194,375	178,673	172,227	(11)	25,000
Senior Vice President of Strategic	2003	189,166	56,250	26,348	(12)	—
Business Development

(1)	Includes payments, in the amounts specified below, made to all of our employee option holders at the rate of $0.94 per option in connection with a tender offer transaction in January 2004. We refer to these as option payments.

(2)	Represents option payment of $445,554, car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $9,022, company contributions to life insurance of $48, company contributions to long-term disability of $252, company contributions to short-term disability of $384, and company contributions to 401(k) of $5,001.

(3)	Represents car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $1,780, company contributions to life insurance of $66, company contributions to long-term disability of $270, company contributions to short-term disability of $408, and company contributions to 401(k) of $2,369.

(4)	Represents option payment of $177,190, car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $6,093, company contributions to life insurance of $48, company contributions to long-term disability of $252, and company contributions to short-term disability of $384.

(5)	Represents car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $6,363, company contributions to life insurance of $66, company contributions to long-term disability of $270, company contributions to short-term disability of $408, and company contributions to 401(k) of $1,066.

(6)	Erich Mohr is compensated in Canadian dollars. All amounts related to his compensation have been converted from Canadian dollars to U.S. dollars using the average exchange rate for fiscal year 2004 of Cdn $1.3015 per US$1.00 and Cdn $1.3925 for fiscal year 2003.

(7)	Represents option payment of $60,320, car allowance of $9,797, fitness allowance of $1,484, and company contributions to life insurance of $6,841.

(8)	Represents car allowance of $9,155, fitness allowance of $1,383, and company contributions to life insurance of $6,373.

(9)	Represents option payment of $248,820, car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $15,341, company contributions to life insurance of $48, company contributions to long-term disability of $252, company contributions to short-term disability of $384, and company contributions to 401(k) of $6,500.

(10)	Represents car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $13,604, company contributions to life insurance of $66, company contributions to long-term disability of $270, company contributions to short-term disability of $408, and company contributions to 401(k) of $6,000.

(11)	Represents option payment of $144,202, car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $15,341, company contributions to life insurance of $48, company contributions to long-term disability of $252, and company contributions to short-term disability of $384.

(12)	Represents car allowance of $10,800, club allowance of $1,200, company contributions to health insurance of $13,604, company contributions to life insurance of $66, company contributions to long-term disability of $270, and company contributions to short-term disability of $408.

Stock Option Grants
      The following table reflects the stock options granted during the past fiscal year to the named executive officers pursuant to our 2004 Incentive Award Plan. No stock appreciation rights were granted to the named executive officers during 2004. Unless otherwise noted, all options granted during the past fiscal year expire seven years from the date of grant. If the optionee’s employment is terminated for cause, any vested or unvested portion of the option will terminate. Under the option agreement, “cause” is defined as the optionee’s failure to perform duties; material harm of PRA; conviction of a felony or crime involving moral turpitude, fraud or misrepresentation; or misappropriation or embezzlement of PRA funds or assets. In addition, if the optionee’s employment is terminated for any reason other than death, disability or cause, the unvested portion of the option will terminate and the optionee will have thirty days to exercise any vested portion of the option. Upon the optionee’s death or disability, a pro rata portion of the option will vest, based on the amount that would vest on the next anniversary of the grant date, and be exercisable by the optionee’s beneficiary or estate for eighteen months or, if earlier, until the seventh anniversary of the grant date.
OPTION GRANTS IN 2004

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Exercise of		Option Term
	Options	Employees in	Base Price
Name	Granted (#)	Fiscal Year(1)	($/Sh)	Expiration Date	5% ($)	10%( $)

Patrick K. Donnelly	90,000	8.16%	19.00	11/17/2011	696,142	1,622,306
David W. Dockhorn	50,000	4.54%	19.00	11/17/2011	386,745	901,281
Erich Mohr	50,000	4.54%	19.00	11/17/2011	386,745	901,281
James C. Powers	50,000	4.54%	19.00	11/17/2011	386,745	901,281
Bruce A. Teplitzky	25,000	2.27%	19.00	11/17/2011	193,327	450,641

(1)	The figures representing percentages of total options granted to employees in 2004 are based on a total of 1,102,500 common shares underlying stock options granted to our employees during 2004.

(2)	The amounts shown in the table above as potential realizable value represent hypothetical gains that could be achieved for the respective stock options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Potential realizable values in the table above are calculated by:

•	multiplying the number of shares of common stock subject to the stock option by the initial public offering price of $19.00 per share;

•	assuming that the aggregate share value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the balance of the term of the option; and

•	subtracting from that result the total option exercise price.

The 5% and 10% assumed rates of appreciation are suggested by the rules of the SEC and do not represent our estimate or projection of the future common share price. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock.

Aggregated Option/ SAR Exercises In 2004 and FY-End Option/ SAR Values
      The following table sets forth, for our named executive officers, certain information concerning options exercised during fiscal 2004 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004. For purposes of computing value realized from the exercise of options in 2004, the fair market value for periods prior to the public offering was determined by reference to the exercise price of options granted closest to the date that a named executive officer exercised options. For those options exercised in association with the public offering, the public offering price was used. The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($25.09 per share) and the exercise price of the officer’s options. The Company has never issued stock appreciation rights.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2004 (#)		December 31, 2004 ($)
	Acquired on	Value
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Patrick K. Donnelly	138,008	1,189,847	368,736	194,000	7,835,724	2,737,514
David W. Dockhorn	177,074	1,430,620	121,526	97,000	2,532,263	1,290,160
Erich Mohr	0	0	48,000	66,000	889,320	600,940
James C. Powers	439,312	4,016,527	198,000	116,000	4,160,734	1,691,411
Bruce A. Teplitzky	125,153	1,021,905	72,971	72,000	1,473,306	1,137,910
Employment Agreements
      In October 2004, the Company entered into an amended employment agreement with Patrick K. Donnelly, PRA’s president and chief executive officer. Under this agreement, Mr. Donnelly will receive an annual salary of $325,000, will be eligible for salary increases which may be based on performance and competitive market factors, and will participate in PRA’s executive bonus plan with an annual bonus target of $195,000. This agreement will expire on February 28, 2006. If the Company terminates his employment without good cause or by reason of disability, if the agreement terminates by reason of death, or if Mr. Donnelly terminates his employment for good reason, Mr. Donnelly will be entitled to severance payments equal to one year’s base salary and benefits. If, within twelve months after a change in control of PRA, Mr. Donnelly is terminated without cause, is terminated by reason of disability, or terminates his employment for good reason, then Mr. Donnelly will be entitled to severance payments equal to two years’ base salary and benefits. Mr. Donnelly is also entitled to a tax gross up in the event that any amounts payable to him in connection with a change in control are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended. This tax gross up is designed to put Mr. Donnelly in the position he would have occupied if such excise tax did not apply. Mr. Donnelly is subject to a noncompete for the duration of his employment and, following his termination, for a period of one year. The agreement defines good reason to mean a material breach by the Board, a diminution of his position, title, authority, duties or responsibilities, or the requirement to relocate more than 20 miles from his then current location.
      In October 2004, the Company entered into an amended employment agreement with David W. Dockhorn, Ph.D., PRA’s executive vice president of global clinical operations. Under this agreement, Dr. Dockhorn will receive an annual salary of $225,000, will be eligible for salary increases which may be based on performance and competitive market factors, and will participate in PRA’s executive bonus plan with an annual bonus target of $100,000. This agreement will expire on February 28, 2006. If the Company terminates his employment without good cause or by reason of disability, if the agreement terminates by reason of death, or if Dr. Dockhorn terminates his employment for good reason, Dr. Dockhorn will be entitled to severance payments equal to one year’s base salary and benefits. If, within twelve months after a change in control of PRA, Dr. Dockhorn is terminated without cause, terminated by reason of disability, or terminates his employment for good reason, then Dr. Dockhorn will be entitled to severance payments equal to two years’ base salary and benefits. Dr. Dockhorn is also entitled to a tax gross up in the event that any amounts payable to him in connection with a change in control are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code. This tax gross up is designed to put Dr. Dockhorn in the position he would have occupied if such excise tax did not apply. Dr. Dockhorn is subject to a noncompete for the duration of his employment and, following his termination, for a period of one year. The agreement defines good reason to mean a material breach by the Board, a diminution of his position, title, authority or responsibilities, or the requirement to relocate more than 20 miles from his then current location.
      In October 2004, the Company entered into an amended employment contract with Erich Mohr, Ph.D., PRA’s executive vice president and chief scientific officer. Under this agreement, Dr. Mohr will receive an annual salary of Cdn $375,000, will be eligible for salary increases which may be based on performance and competitive market factors, and will participate in PRA’s executive bonus plan with an annual bonus target of Cdn $145,000. This agreement will expire on February 28, 2006. If the Company terminates his employment without good cause or by reason of disability, if the agreement terminates by reason of death, or if Dr. Mohr terminates his employment for good reason, Dr. Mohr will be entitled to severance payments equal to one year’s base salary and benefits. If, within twelve months after a change in control of PRA, Dr. Mohr is terminated without cause, is terminated by reason of disability, or terminates his employment for good reason, then Dr. Mohr will be entitled to severance payments equal to two years’ base salary and benefits. Dr. Mohr is also entitled to a tax gross up in the event that any amounts payable to him in connection with a change in control are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code, or any Canadian equivalent thereof. This tax gross up is designed to put Dr. Mohr in the position he would have occupied if such excise tax did not apply. Dr. Mohr is subject to a noncompete for the duration of his employment and, following his termination, for a period of one year. The agreement defines good reason to mean a material breach by the Board, a diminution of his position, title, authority, duties or responsibilities, or the requirement to relocate more than 20 miles from his then current location.
      In October 2004, the Company entered into an amended employment agreement with James C. Powers, PRA’s executive vice president of worldwide business development and secretary. Under this agreement, Mr. Powers will receive an annual salary of $200,000, will be eligible for salary increases which may be based on performance and competitive market factors, and will participate in PRA’s executive bonus plan with an annual bonus target of $135,000. This agreement will expire on February 28, 2006. If the Company terminates his employment without good cause or by reason of disability, if the agreement terminates by reason of death, or if Mr. Powers terminates his employment for good reason, Mr. Powers will be entitled to severance payments equal to one year’s base salary and benefits. If, within twelve months after a change of control of PRA, Mr. Powers is terminated without cause, is terminated by reason of disability, or terminates his employment for good reason, then Mr. Powers will be entitled to severance payments equal to two years’ base salary and benefits. Mr. Powers is also entitled to a tax gross up in the event that any amounts payable to him in connection with a change of control are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code. This tax gross up is designed to put Mr. Powers in the position he would have occupied if such excise tax did not apply. Mr. Powers is subject to a noncompete for the duration of his employment and, following his termination, for a period of one year. The agreement defines good reason to mean a material breach by the Board, a diminution of his title, authority, duties or responsibilities, or the requirement to relocate more than 20 miles from his then current location.
      In October 2004, the Company entered into an amended employment agreement with Bruce A. Teplitzky, PRA’s senior vice president of strategic business development. Under this agreement, Mr. Teplitzky will receive an annual salary of $195,000, will be eligible for salary increases which may be based on performance and competitive market factors, and will participate in PRA’s executive bonus plan with an annual bonus target of $120,000. This agreement will expire on February 28, 2006. If the Company terminates his employment without good cause or by reason of disability, if the agreement terminates by reason of death, or if Mr. Teplitzky terminates his employment for good reason, Mr. Teplitzky will be entitled to severance payments equal to nine months base salary and benefits. If, within twelve months after a change of control of PRA, Mr. Teplitzky is terminated without cause, is terminated by reason of disability, or terminates his employment for good reason, then Mr. Teplitzky will be entitled to severance payments equal to eighteen months base salary and benefits. Mr. Teplitzky is also entitled to a tax gross up in the event that any amounts payable to him in connection with a change of control are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code. This tax gross up is designed to put Mr. Teplitzky in the position he would have occupied if such excise tax did not apply. Mr. Teplitzky is subject to a noncompete for the duration of his employment and, following his termination, for a period of nine months. The agreement defines good reason to mean a material breach by the Board, a diminution of his title, authority, duties or responsibilities, or the requirement to relocate more than 20 miles from his then current location.

Performance Graph
      Below is a graph that compares the cumulative total shareholder return on the Company’s common stock from the initial public offering date of November 18, 2004 through December 31, 2004, against the cumulative total return for the same period on the NASDAQ Stock Market (U.S.) Index and the NASDAQ Health Services Index (US). The results are based on an assumed $100 invested at our initial offering price and November 17, 2004 closing prices for both indices including reinvestment of any dividends.
Performance Graph for
PRA International

Legend
Symbol		CRSP Total Returns Index for:	11/17/2004	11/30/2004	12/31/2004

	■	PRA International	100.0	119.3	130.4
— — — — — —	*	Nasdaq Stock Market (US Companies)	100.0	99.8	103.7
- - - - - - - - - - - - -
	▲	NASDAQ Stocks (SIC 8000-8099 US Companies)	100.0	101.3	107.5
		Health services
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 11/17/2004.
E. IPO price of $19.00 on 11/17/2004 was used for the base value.

CRSP Total Returns Index for:	11/17/2004	11/30/2004	12/31/2004

PRA International	100.000	119.263	130.421

NASDAQ Health Services (U.S.) Index	100.000	101.329	107.485

NASDAQ Stock Market (U.S.) Index	100.000	99.848	103.670

      The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.
Compensation Committee Report
      The compensation committee currently comprises Mr. Conway, who serves as chairman, Mr. Kessler, and Mr. Conte. From January 2004 until November 2004, our compensation committee comprised Messrs. Conte and Weltman, who met on three occasions in 2004 to examine our compensation structure and to determine the proper levels and components of our senior management’s compensation.

Committee Meetings and Deliberations
      The committee’s customary practice is to review information regarding the components of existing executive compensation and, after addressing any issues related to such compensation, reach consensus on and approve our senior management’s compensation. During 2004, the committee reviewed each of our senior management’s proposed compensation and analyzed all components of the individual’s total compensation both on an individual basis as well as compared to the other senior management within PRA. Members then had additional time to ask for further information, to raise and address questions, to make any appropriate adjustments and to discuss such compensation before voting to approve the compensation for each member of senior management. In reviewing our executives’ compensation in 2004 and prior to making grants of stock options in connection with our initial public offering, the committee sought the advice of an outside compensation consultant regarding the appropriateness of such grants, amount of grants and compensation of our executives following the initial public offering.
      Our executives’ compensation comprises four components, base salary, long-term incentive compensation, bonus and various benefits and perquisites. The committee designed PRA’s compensation program, based on a combination of these components, to enable PRA to attract and retain senior executives, reward performance, and achieve long-term stockholder value.
      The base salaries for Mr. Donnelly, Dr. Dockhorn, Dr. Mohr, Mr. Powers, and Dr. Pietrek during fiscal 2004 were set in accordance with employment contracts that were approved by the board of directors. The committee believes that the base salaries of the executives are reasonable and competitive with other companies of similar size in the same industry as PRA.
      The compensation committee believes that long-term incentive compensation aligns the interests of our executive officers with PRA’s long-term goals, motivating and rewarding executives for maximizing stockholder value and encouraging the long-term employment of our senior management. During 2004, executives received long-term incentive compensation in the form of stock options granted in connection with our public offering. After reviewing an outside compensation consultant’s recommendations, the committee approved such grants in an amount that typically would be larger than those typically provided to executives on an annual basis but consistent with an initial public offering.
      In addition to long-term incentives relating to equity compensation, we provide short-term annual bonus compensation to executives. Annual bonuses are linked to objective individual performance goals that relate to those activities that are most directly under an executive’s control and for which they should be held accountable. Bonuses are also based on company-wide goals relating to revenues and earnings. If the company-wide goals are not obtained, no bonus is payable, even if individual performance goals are satisfied. Executives had an opportunity to receive a bonus generally between 28% and 60% of their base salary in 2004, contingent on the achievement of the individual and company performance objectives.
      Our executives are entitled to participate in various employee benefit plans that are generally made available to all of our employees, such as health, life, disability insurance, tax qualified retirement plans, and vacation pay. Our executives are also entitled to car and club allowances. The committee believes that such benefits and perquisites are comparable to those offered by other companies of similar size.

Internal Pay Equity
      In the process of reviewing each executive’s compensation both separately and in the aggregate, the committee directs our human resources department to prepare a spreadsheet showing “internal pay equity” within PRA. This spreadsheet shows the relationship between each management level of compensation. The comparison includes all components of compensation, both individually and in the aggregate.
      The committee believes that the relative difference between the compensation of our chief executive officer and the compensation of our other executives has not increased significantly over the years. The comparisons in the Company’s internal pay equity study go back approximately three years and the percentage differences are not significantly different today from then. Over the period reviewed, Mr. Donnelly’s total compensation has been in the range of 1.2 to 1.7 times the compensation of the next highest paid executive officer.

Review of CEO Compensation Components
      The compensation committee has reviewed all components of Mr. Donnelly’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to Mr. Donnelly and cost to PRA of all perquisites and other benefits, and the actual projected payout obligations under several potential severance and change-in-control scenarios. In considering the components of Mr. Donnelly’s total compensation, the committee reviewed the aggregate amounts and mix of all components, including accumulated (realized and unrealized) option gains. In 2004, Mr. Donnelly earned a bonus of $217,757 based upon PRA’s achievement of certain revenue and EBITDA targets. Additionally, in connection with our initial public offering Mr. Donnelly was granted options to purchase 90,000 shares of our common stock at a purchase price of $19 per share, which was the initial offering price for our common stock.

The Committee’s Conclusion
      Based on the committee’s review and deliberations, the committee finds Mr. Donnelly’s total compensation, including potential payouts in severance and change-in-control scenarios, to be reasonable and not excessive in the aggregate.

Policy Regarding 162(m)
      Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. The committee considers the anticipated tax treatment to PRA and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. Accordingly, the committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

Members of the Compensation Committee

Robert E. Conway, Chairman
Armin Kessler
Jean-Pierre L. Conte
      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Compensation Committee Interlocks and Insider Participation
      During 2004, none of our executive officers served as a director or member of the board of directors or compensation committee of any entity that has one or more officers serving as a director or member of our compensation committee.
Audit Committee Report
      In accordance with the written charter adopted by our board of directors, the audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.
      In this context, the audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).
      In addition, the audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees), and has discussed with the independent auditors the auditors’ independence from PRA and its management.

      The audit committee discussed with our independent auditors the overall scope and plans for their respective audits. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our accounting principles.
      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of our audited financial statements for the year ended December 31, 2004 in our 2004 annual report on Form 10-K for filing with the Securities and Exchange Commission. The audit committee also recommended to the board of directors the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005, and the board of directors concurred in the committee’s recommendation.

Members of the Audit Committee

Melvin D. Booth, Chairman
Robert E. Conway
Robert J. Weltman
      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
PROPOSAL 2:
RATIFICATION OF AUDITORS
      At the recommendation of our audit committee, our board of directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2005. In making this appointment, our audit committee and board of directors considered whether the audit and non-audit services PricewaterhouseCoopers LLP provides are compatible with maintaining the independence of the Company’s outside auditors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire.
Fees Paid to the Independent Auditors
      The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2003	2004

Audit Fees	$318,307	$393,845
Audit-Related Fees	$19,500	$575,000
Tax Fees	$15,370	$13,900
All Other Fees	—	—

Total	$353,177	$982,745
      All of the fees listed above were approved under the approval provisions of paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

      The fees listed above under “Audit Fees” relate to services in connection with the audit of our annual financial statements for the fiscal years ended December 31, 2004 and December 31, 2003.
      The fees listed above under “Audit-Related Fees” relate to services in connection with our Form S-1 filing for our initial public offering dated November 17, 2004 and the audit of our employee benefit plan for 2004 and 2003.
      There were no other fees billed by PricewaterhouseCoopers LLP relating to any other services.
      The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.
      The audit committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The audit committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. Under this policy, the audit committee has specified categories of audit services, audit-related services and tax services that are pre-approved, subject to appropriate documentation and other requirements. In addition, the audit committee has specified categories of other services that our independent registered public accounting firm is precluded from providing to us.
      The board of directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.
Certain Relationships and Related Transactions

Repayment of Pre-IPO Loans to Executive Officers
      In December 2001, Mr. Donnelly exercised options to purchase 270,176 shares of our common stock and issued to us a $400,582 promissory note bearing interest at 4.75% per year in connection with this exercise. Thereafter, in January 2004, certain of our executive officers exercised options to purchase shares of our common stock by issuing to us promissory notes bearing interest at 4.00% per year. We received these notes for option exercises by Mr. Donnelly ($276,488 for 138,008 shares), Mr. Dockhorn ($550,000 for 157,600 shares), Mr. Powers ($651,163 for 439,312 shares), Mr. Teplitzky ($199,503 for 92,132 shares), and Dr. Pietrek ($67,025 for 51,220 shares). In connection with our initial public offering, each of these executive officers discharged all of their obligations to us under these notes.

Management Fees Paid to Genstar Capital, L.P.
      In June 2001, we entered into a management agreement with Genstar Capital, L.P. for management and financial advisory services and oversight to be provided to us and our subsidiaries. Under the management agreement, we paid Genstar a management fee of $800,000 per annum from June 2001 through our initial public offering in November 2004. In addition, in connection with our recapitalization in June 2001, we paid a fee of $2.0 million to Genstar for its investment banking and consulting services. Mr. Conte is the chairman, a managing director, and a limited partner of Genstar Capital, L.P. Mr. Hoskins is a managing director and a limited partner of Genstar Capital, L.P. Mr. Weltman is a managing director of Genstar Capital, L.P. Genstar Capital, L.P. is the manager of Genstar Capital Partners III, L.P.

Pharma eMarket, LLC
      We own 20% of the membership interests of Pharma eMarket, LLC, a provider of staffing services. Patrick K. Donnelly is a director of Pharma eMarket. David W. Dockhorn owns 4.8% of the membership interests in Pharma eMarket. In addition, The Robert J. Dockhorn Revocable Trust owns 4.8% of the membership interests of Pharma eMarket. Robert J. Dockhorn is the father of David W. Dockhorn. We paid approximately $100,000 to Pharma eMarket for staffing services rendered to us in 2004.

Leased Facilities from Dockhorn Properties, LLC
      Since 1997, we have leased three buildings from Dockhorn Properties, L.L.C. David W. Dockhorn holds a 5% membership interest in Dockhorn Properties, L.L.C. For one building, the lease term expires on December 31, 2009, with a five year renewal option. For the other two buildings, the lease expires on June 30, 2005. The lease features fixed annual rent increases of approximately 2.7%. From 1997 until September 30, 2004, we leased certain facilities from the Beverly W. Dockhorn Revocable Trust. Beverly W. Dockhorn is Dr. Dockhorn’s mother. We paid rents under the leases of approximately $1.6 million in 2004 and $1.4 million in 2003.

Registration Rights Agreement
      Certain of our stockholders have entered into a registration rights agreement with us, under which they may require us to file a registration statement under the Securities Act to register the sale of shares of our common stock, subject to certain limitations. We are required to pay all registration expenses in connection with the first six of these demand registrations under the registration rights agreement. If one of these parties exercises a demand registration right, the other existing stockholders are entitled to notice of the registration and may include their shares of common stock in the registration. Our registration rights agreement also grants “piggyback” registration rights in connection with registered offerings of common stock that we initiate, for which we must pay all expenses.

Stockholders Agreements
      We have entered into agreements with certain stockholders that contain provisions requiring certain of our stockholders to submit to a sale of PRA upon the satisfaction of stated conditions; allow all stockholders to participate in certain transfers proposed by the majority stockholders; provide a right of first refusal in our favor and in favor of certain of our stockholders with respect to sales by certain of our stockholders; grant preemptive rights to certain stockholders should we undertake to issue new securities upon certain conditions being met; and in some instances grant “piggyback” registration rights under the registration rights agreement described above.

Nomination of Directors
      Under an agreement we entered into with Genstar Capital Partners III, L.P., and Stargen III, L.P., each of Genstar and Stargen has the right to elect one of our directors so long as it holds any shares of our common stock.

Employment Agreements
      We have employment agreements with certain of our named executive officers, as described above in “Employment Agreements.”

Exchangeable Stock
      Prior to our initial public offering in November 2004, we consummated the exchange of certain shares of our subsidiary, 4063988 Canada Inc., into shares of our common stock under an agreement with the subsidiary and holders of the exchangeable stock.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16 of the Securities Exchange Act of 1934, as amended, requires directors and executive officers and persons, if any, owning more than ten percent of a class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity and equity derivative securities. We assist our directors and officers in monitoring transactions and filing the appropriate Section 16 reports on their behalf. Based solely upon a review of the copies of such reports and written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent stockholders were complied with on a timely basis for the year ended December 31, 2004, except as follows. Due to an administrative error, a transaction involving Mr. William (Bucky) Walsh, III’s purchase of 200 shares of the company’s common stock pursuant to our directed share program was not timely reported. This transaction has since been reported.
Proposals by Stockholders for 2006
      Stockholder proposals intended for inclusion in next year’s proxy statement under Securities and Exchange Commission Rule 14a-8 should be sent to our principal executive offices and must be received by December 31, 2005. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included.
      In accordance with our bylaws, to be properly brought before the 2006 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by a stockholder under these provisions of our bylaws (rather than under Rule 14a-8) must be received no earlier than February 21, 2006 nor later than March 21, 2006. If our annual meeting date is more than thirty days before or more than seventy days after June 21, 2005, however, our bylaws provide that the stockholder’s notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which we publicly announce the date of our meeting.
      To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. We will not consider any proposal or nomination that does not meet the bylaw requirements and the requirements for submitting a proposal or nomination under applicable rules of the Securities and Exchange Commission. Such notices should be addressed to Secretary, PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. In addition, the fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.
Where You Can Find More Information
      We are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that the Company filed with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Room 1024 Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.
      Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, by written request addressed to PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

      In order to obtain any documents you request from the Company in time for the annual meeting, you must request the documents from the Company by June 14, 2005, which is five business days prior to the date of the annual meeting.
      You should rely only on the information contained in this document to vote your shares of common stock at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 29, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

PRA INTERNATIONAL	Proxy
2005 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited by the Board of Directors for the Annual Meeting of
Stockholders on June 21, 2005, 2:00 P.M.

The undersigned stockholder of PRA International, a Delaware corporation (the “Company”), hereby constitutes and appoints James C. Powers and Spiro P. Fotopoulos, and each of them, as proxies (the “Proxy Holders”) for the undersigned, with full power of substitution in each, to attend the annual meeting of stockholders of the Company to be held at the Hyatt Regency, located at 1800 Presidents Street, Reston, Virginia 20190, on June 21, 2005 at 2:00 p.m., local time, and any adjournment, continuation or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder(s). If this Proxy is executed, but no direction is given, this Proxy will be voted FOR the proposals set forth on the reverse side hereof. Stockholders who plan to attend the annual meeting may revoke their proxy by attending and casting their vote at the annual meeting in person.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2005 Annual Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such meeting.

(Continued and to be signed on other side.)

You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

â Please detach here â

The Board of Directors recommends a vote “FOR” the proposals set forth in the paragraphs below. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, such proxy will be voted “FOR” the proposals.

1.	ELECTION OF DIRECTORS:	01 Patrick K. Donnelly	02 Robert J. Weltman	☐ Vote	☐ Vote WITHHELD
	To serve three-year terms:			FOR	from all nominees
all nominees

(NOTE: To withhold authority to vote for any individual nominee, place an X in the box marked “FOR ALL NOMINEES” and write the number(s) of the nominee(s) in the box provided to the right.)

2.	RATIFICATION OF AUDITORS	☐ For	☐ Against	☐ Abstain

THESE PROPOSALS ARE FULLY EXPLAINED IN THE ENCLOSED NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. TO VOTE YOUR PROXY PLEASE MARK BY PLACING AN “X” IN THE APPROPRIATE BOX, SIGN AND DATE THE PROXY.

I will attend the annual meeting. ☐	Address change? Mark Box ☐
Indicate changes below:

Dated:
                                         , 2005.

Signature(s) in Box
PLEASE SIGN name exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.